Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Fourth Quarter of 2010

CHELMSFORD, Mass.--(BUSINESS WIRE)--February 17, 2011--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the fourth quarter ended December 31, 2010 of $65.6 million, representing an increase of 50.2% compared with $43.7 million for the fourth quarter of 2009, and an increase of 2.2% compared with $64.2 million for the third quarter of 2010. Net income for the quarter was $20.9 million, or $0.69 per diluted share, an increase of 55.9% compared with $13.4 million, or $0.45 per diluted share, for the fourth quarter of 2009, and an increase of 0.4% compared with $20.8 million, or $0.69 per diluted share, for the third quarter of 2010.

For the fourth quarter of 2010, revenue from customers in the United States was $30.0 million, or 45.7% of the company’s total revenue, and revenue from customers outside the United States was $35.6 million, or 54.3% of total revenue. Gross margin was 74.5% for the fourth quarter of 2010, compared with 74.8% for the fourth quarter of 2009 and 74.6% for the third quarter of 2010. Operating income for the fourth quarter was $32.2 million, or 49.1% of revenue. Total cash and cash equivalents at December 31, 2010 was $295.5 million, an increase of $22.5 million for the quarter.

For the full year 2010, revenue was $244.3 million, a 49.9% increase from $163.0 million for 2009. Net income for the year was $77.0 million, or $2.56 per diluted share, an increase of 66.8% from $46.2 million, or $1.55 per diluted share, for 2009. Net bookings for 2010 were $254.9 million, a 36.0% increase over bookings of $187.3 million for 2009. The backlog at December 31, 2010 was $74.5 million compared with $63.9 million at December 31, 2009.

Business Outlook

The company expects revenue for the first quarter ending March 31, 2011 to be in the range of $65.5 million to $67.5 million and net income to be in the range of $19.2 million to $20.1 million, or $0.63 to $0.66 per diluted share. This net income guidance includes transaction costs and expected operating expenses attributable to Arctic Silicon Devices, which the company acquired in January 2011.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave web site at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing 303-590-3030, access code 4400769. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2010, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets
(In thousands)
	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$295,490	$220,477
Accounts receivable, net	34,534	17,886
Inventories	23,219	19,564
Income taxes receivable	3,914	-
Prepaid expenses and other current assets	1,333	1,564
Deferred taxes	8,178	7,946
Total current assets	366,668	267,437
Property and equipment, net	29,470	19,933
Other assets	9,371	5,323
Total assets	$405,509	$292,693

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,228	$1,632
Accrued expenses	9,173	6,208
Income taxes payable	-	209
Deferred revenue and customer advances	10,222	4,016
Total current liabilities	22,623	12,065
Long-term income taxes payable	6,845	5,960
Deferred taxes	289	519
Total liabilities	29,757	18,544
Total stockholders' equity	375,752	274,149
Total liabilities and stockholders' equity	$405,509	$292,693

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations
(In thousands except per-share data)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenue	$65,583	$43,653	$244,256	$162,990
Cost of revenue	16,703	11,001	62,617	45,239
Gross profit	48,880	32,652	181,639	117,751
	74.5%	74.8%	74.4%	72.2%
Operating expenses:
Research and development	8,372	6,094	31,467	22,971
Sales and marketing	5,365	4,153	19,420	15,034
General and administrative	2,954	2,558	11,568	9,737
Total operating expenses	16,691	12,805	62,455	47,742
Income from operations	32,189	19,847	119,184	70,009
	49.1%	45.5%	48.8%	43.0%

Interest and other income, net	139	33	62	396
Income before income taxes	32,328	19,880	119,246	70,405
Provision for income taxes	11,410	6,463	42,215	24,232
Net income	$20,918	$13,417	$77,031	$46,173

Earnings per share:
Basic	$0.70	$0.46	$2.60	$1.57
Diluted	$0.69	$0.45	$2.56	$1.55

Weighted Average Shares Outstanding:
Basic	29,963	29,402	29,584	29,380
Diluted	30,439	29,952	30,135	29,850

CONTACT:
Hittite Microwave Corporation
William W. Boecke, V.P. and Chief Financial Officer, 978-250-3343